Exhibit 99

Everett Tackett, APR	Ken Rizvi
Public Relations	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-4534	(602) 244-3437
everett.tackett@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Reports Fourth Quarter and 2004 Annual Results

Gross margin exceeds 32 percent

PHOENIX, Ariz. – Feb. 2, 2005 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that total revenues in the fourth quarter of 2004 were $306.8 million, a decrease of 4 percent from the third quarter of 2004. During the fourth quarter of 2004, the company reported a net loss of $88.3 million, or $0.36 per share that included a loss on debt prepayment of $96.3 million, or $0.38 per share, and restructuring, asset impairments and other charges of $5.6 million, or $0.02 per share. During the third quarter of 2004, the company reported net income of $15.7 million, or $0.04 per share that included a loss on debt prepayment of $3.0 million, or $0.01 per share.

On a mix-adjusted basis, average selling prices in the fourth quarter of 2004 were down approximately 1 percent from the third quarter of 2004. The company’s gross margin in the fourth quarter was 32.1 percent, a decrease of approximately 20 basis points as compared to the third quarter of 2004.

EBITDA for the fourth quarter of 2004 was a $39.7 million deficit and included the $96.3 million loss on debt prepayment and the restructuring, asset impairments and other charges of $5.6 million. EBITDA for the third quarter of 2004 was $64.2 million and included the $3.0 million loss on debt prepayment. A reconciliation of this non-GAAP financial measure to the company’s net income or net loss, as applicable, and net cash provided by operating activities prepared in accordance with U.S. GAAP is set out in the attached schedule.

The $96.3 million loss on debt prepayment in the fourth quarter of 2004 was due to the company’s repurchase of $325 million principal amount of its senior secured notes and the refinancing of the its senior secured credit facilities.

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ON Semiconductor Reports Fourth Quarter and 2004 Annual Results

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The $5.6 million in restructuring, asset impairments and other charges for the fourth quarter of 2004 included approximately $2.3 million of cash charges, primarily related to contract termination and severance costs, and approximately $3.3 million of non-cash charges for asset impairments.

Total revenues for 2004 were $1.267 billion, an increase of approximately 19 percent as compared to $1.069 billion of revenues for 2003. During 2004 the company reported a net loss of $123.7 million that included a loss on debt prepayment of $159.7 million and restructuring, asset impairments and other charges of $19.6 million. During 2003, the company reported a net loss of $166.7 million that included a loss on debt prepayment of $7.7 million, restructuring, asset impairments and other charges of $61.2 million and the cumulative effect of accounting change of $21.5 million. The company’s gross margin increased by approximately 430 basis points to 32.4 percent in 2004 from 28.1 percent in 2003 primarily as a result of increased average selling prices, increased unit volume and manufacturing cost reductions.

“During the fourth quarter of 2004, we maintained our gross margins above 32 percent, while driving down inventory levels internally and in the distribution network” said Keith Jackson, ON Semiconductor president and CEO. “2004 was a year that we significantly improved our capital structure, refinancing approximately $760 million in principal of high interest bearing bonds while keeping our cash and short-term investment balances relatively flat on a year-over-year basis. The actions taken during the year to improve our capital structure are expected to reduce our annual cash interest expense by approximately $50 million in 2005 as compared to 2004. We have put the company in a firmer financial position, and as we move into 2005, look to continue our success of driving new product innovations in the power-solutions market.”

FIRST QUARTER 2005 OUTLOOK

“Based upon booking trends, backlog levels and estimated turns levels, we anticipate that total revenues will be down approximately 4 to 5 percent sequentially in the first quarter,” Jackson said. “Backlog levels at the beginning of the first quarter of 2005 were down from backlog levels at the beginning of the fourth quarter of 2004. Backlog represented approximately 85 percent of our anticipated first quarter revenues. We expect that average selling prices will be down approximately 2 to 3 percent for the first quarter of 2005. We also expect cost reductions to partially offset a decline in average selling prices and that gross margins will be approximately 30 percent in the first quarter of 2005.”

ON Semiconductor Reports Fourth Quarter and 2004 Annual Results

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TELECONFERENCE

ON Semiconductor will hold a conference call for the financial community at 5 p.m. Eastern time (EST) today to discuss the fourth quarter and 2004 annual results. The company will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at http://www.onsemi.com. The webcast will be available for approximately 30 days following the conference call.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to bookings trends, backlog levels, estimated turns levels, first quarter 2005 revenues, gross margins and average selling prices, and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described in our Form 10-K for the year ended December 31, 2003 under the caption “Trends, Risks and Uncertainties” in the MD&A section, and other factors are described from time to time in our subsequent SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

ON Semiconductor Reports Fourth Quarter and 2004 Annual Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

	Quarter Ended			Year Ended
	December 31, 2004	October 1, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues	$306.8	$318.4	$278.6	$1,266.9	1,069.1
Cost of revenues	208.2	215.4	200.2	857.0	768.4

Gross profit	98.6	103.0	78.4	409.9	300.7

Operating expenses:
Research and development	23.0	22.9	24.0	94.4	85.5
Selling and marketing	16.9	18.6	16.5	73.8	63.0
General and administrative	18.5	18.0	15.3	72.2	69.2
Amortization of intangible asset	—	—	—	—	5.9
Restructuring, asset impairments and other, net	5.6	—	29.9	19.6	61.2

Total operating expenses	64.0	59.5	85.7	260.0	284.8

Operating income (loss)	34.6	43.5	(7.3)	149.9	15.9

Other income (expenses), net:
Interest expense	(21.1)	(22.0)	(34.9)	(101.2)	(151.1)
Interest income	0.6	0.6	0.5	2.2	2.0
Realized and unrealized foreign currency gains (losses)	(2.1)	(1.4)	2.3	(4.2)	4.6
Loss on debt prepayment	(96.3)	(3.0)	(1.3)	(159.7)	(7.7)

Other income (expenses), net	(118.9)	(25.8)	(33.4)	(262.9)	(152.2)

Income (loss) before income taxes, minority interests and cumulative effect of accounting change	(84.3)	17.7	(40.7)	(113.0)	(136.3)
Income tax benefit (provision)	(2.6)	(1.6)	(1.4)	(7.4)	(7.7)
Minority interests	(1.4)	(0.4)	(0.3)	(3.3)	(1.2)

Income (loss) before cumulative effect of accounting change	(88.3)	15.7	(42.4)	(123.7)	(145.2)
Cumulative effect of accounting change	—	—	—	—	(21.5)

Net income (loss)	(88.3)	15.7	(42.4)	(123.7)	(166.7)
Less: Accretion to redemption value of convertible redeemable preferred stock	0.1	0.1	(0.5)	(1.5)	(0.5)
Less: Redeemable preferred stock dividends	(2.6)	(2.5)	(2.5)	(9.9)	(9.2)
Less: Allocation of undistributed earnings to preferred stockholders	—	(2.0)	—	—	—

Net income (loss) applicable to common stock (1)	$(90.8)	$11.3	$(45.4)	$(135.1)	$(176.4)

Income (loss) per common share:
Basic: (1) (2)
Net income (loss) applicable to common stock before cumulative effect of accounting change	$(0.36)	$0.04	$(0.21)	$(0.55)	$(0.83)
Cumulative effect of accounting change	—	—	—	—	(0.11)

Net income (loss) applicable to common stock	$(0.36)	$0.04	$(0.21)	$(0.55)	$(0.94)

Diluted: (1) (2)
Net income (loss) applicable to common stock before cumulative effect of accounting change	$(0.36)	$0.04	$(0.21)	$(0.55)	$(0.83)
Cumulative effect of accounting change	—	—	—	—	(0.11)

Net income (loss) applicable to common stock	$(0.36)	$0.04	$(0.21)	$(0.55)	$(0.94)

Weighted average common shares outstanding:
Basic	254.5	253.9	216.9	247.8	187.4

Diluted: (3)	254.5	285.9	216.9	247.8	187.4

(1)	Effective in the second quarter of 2004 and pursuant to EITF 03-6, under the two-class method of calculating basic earnings per share in periods in which we generate income, we will allocate net income available to common stockholders on a pro-rata basis between our common and preferred stockholders. Given our capital structure, this new standard has the effect lowering our basic earnings per share when compared with our previous method of calculating basic earnings per share.
(2)	Certain amounts may not total due to the rounding of individual components.
(3)	Effective in the fourth quarter of 2004 and pursuant to the adoption of EITF 04-8, the diluted weighted average common shares outstanding for the quarter ended October 1, 2004 has been revised to include 26.5 million shares from the assumed conversion of our zero coupon convertible notes.

ON Semiconductor Reports Fourth Quarter and 2004 Annual Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEET

(in millions)

	December 31, 2004	October 1, 2004	December 31, 2003
Assets
Cash, cash equivalents and short-term investments	$185.7	$231.8	$186.6
Receivables, net	131.5	151.7	136.1
Inventories, net	193.4	204.9	171.6
Other current assets	27.1	25.5	25.7
Deferred income taxes	2.8	4.4	2.7

Total current assets	540.5	618.3	522.7

Property, plant and equipment, net	472.0	479.8	499.1
Deferred income taxes	—	1.6	1.3
Goodwill	77.3	77.3	77.3
Other assets	20.6	43.7	61.0

Total assets	$1,110.4	$1,220.7	$1,161.4

Liabilities, Minority Interests, Redeemable Preferred Stock and Stockholders’ Deficit
Accounts payable	$104.4	$110.1	$115.7
Accrued expenses	100.7	100.8	89.9
Income taxes payable	2.4	4.0	1.7
Accrued interest	1.2	10.6	25.3
Deferred income on sales to distributors	96.7	109.5	66.2
Current portion of long-term debt	20.0	13.1	11.4

Total current liabilities	325.4	348.1	310.2
Long-term debt	1,131.8	1,126.5	1,291.5
Other long-term liabilities	32.2	43.6	58.2
Deferred income taxes	2.3	—	—

Total liabilities	1,491.7	1,518.2	1,659.9

Minority interests in consolidated subsidiaries	25.4	26.1	26.4

Redeemable preferred stock	131.1	128.6	119.7

Common stock	2.5	2.5	2.2
Additional paid-in capital	1,116.0	1,115.8	891.3
Accumulated other comprehensive loss	1.1	(1.4)	(4.4)
Accumulated deficit	(1,657.4)	(1,569.1)	(1,533.7)

Total stockholders’ deficit	(537.8)	(452.2)	(644.6)

Total liabilities, minority interests, redeemable preferred stock and stockholders’ deficit	$1,110.4	$1,220.7	$1,161.4

ON Semiconductor Reports Fourth Quarter and 2004 Annual Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO EBITDA* AND

CASH PROVIDED BY OPERATING ACTIVITIES

(in millions)

	Quarter Ended			Year Ended
	December 31, 2004	October 1, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Net income (loss)	$(88.3)	$15.7	$(42.4)	$(123.7)	$(166.7)
Plus:
Depreciation and amortization	25.5	25.5	27.2	102.1	127.8
Interest expense	21.1	22.0	34.9	101.2	151.1
Interest income	(0.6)	(0.6)	(0.5)	(2.2)	(2.0)
Income tax provision (benefit)	2.6	1.6	1.4	7.4	7.7

EBITDA*	(39.7)	64.2	20.6	84.8	117.9
Increase (decrease):
Interest expense	(21.1)	(22.0)	(34.9)	(101.2)	(151.1)
Interest income	0.6	0.6	0.5	2.2	2.0
Income tax benefit (provision )	(2.6)	(1.6)	(1.4)	(7.4)	(7.7)
Loss (gain) on sale or disposal of fixed assets	0.7	—	0.4	12.8	(2.8)
Loss on debt prepayment	96.3	3.0	1.3	159.7	7.7
Amortization of debt issuance costs and debt discount	1.8	1.8	1.8	7.3	8.7
Provision for excess inventories	4.2	5.3	4.6	11.1	13.0
Cumulative effect of accounting change	—	—	—	—	21.5
Non-cash impairment of property, plant and equipment	3.3	—	20.2	3.3	30.7
Non-cash write down of other long-lived assets	—	—	4.3	—	25.1
Non-cash interest on junior subordinated note payable to Motorola	3.7	3.6	3.2	14.3	13.0
Deferred income taxes	5.5	(0.5)	5.1	3.5	0.3
Stock compensation expense	—	0.2	—	0.2	0.1
Other	0.8	0.6	0.6	3.4	3.4
Changes in operating assets and liabilities	(18.5)	(24.7)	1.5	(42.8)	(36.1)

Net cash provided by operating activities	$35.0	$30.5	$27.8	$151.2	$45.7

*	EBITDA represents net income (loss) before interest expense, interest income, provision for income taxes, depreciation and amortization expense. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors to assess our ability to meet our future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. The table above sets forth our EBITDA with a reconciliation to net cash provided by operating activities, the most directly comparable financial measure under generally accepted accounting principles.